EXHIBIT 10-d-1d

Amendment No. 93-1

To The Deferred Compensation Plan For Certain Officers

As Amended and Restated Effective July 16, 1993
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     Effective December 8, 1993, the first paragraph of Section 5 of said Plan shall be amended to read as follows:

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5.     Distribution of Deferral Account.
        Upon (a) the termination of a Participant's employment for any reason, whether by death, disability, retirement or resignation (hereinafter collectively the "Termination Date"), or (b) during the course of the Participant's employment, the Company shall pay to the Participant the balance then credited to the account, in the amount and at the times indicated by the Participant in writing at the time of executing the Deferred Compensation Election Form, provided that, if the Participant has executed a Deferred Compensation Election Form indicating that payment shall be made before his or her Termination Date, no such election shall be for a deferral period of less than three (3) years. The provisions of subparagraph (b) of this section shall be effective with respect to all Deferred Compensation Forms executed with respect to compensation for calendar years after 1993.

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        In witness whereof, the Company has caused this Amendment to be executed by its duly elected officer this 22nd day of December 1993.

GREEN MOUNTAIN POWER CORPORATION



    By: /s/Douglas G. Hyde
 Its  President & Chief Executive Officer

Attest:

/s/ Donna S. Laffan
Witness                                  (seal)

(Board of Directors:  12/8/93)